Exhibit 10.4

EXECUTION COPY

Employment Term Sheet

Set forth below are the conditions and terms of employment of the Employee by which the undersigned parties agree to abide.

Name:	James R. Tibbetts (the “Employee”)

Position:	Managing Director (including duties per the attached job description)

Base Salary:	CI$89,000 per annum (or approximately CI$63.57 per hour) paid monthly in arrears which sum includes a gratuitous contribution to the Employee’s pension (no such contribution being required by the laws of the Cayman Islands where an employee is over the age of 60 years). As the post is at a managerial level, no overtime pay shall be due to the Employee. The Salary, along with the Employee Benefits, shall be reviewed no less frequently than annually.

Company	WRCA Distributor (Cayman) Ltd.

Employee Benefits:	CI$375.00 per month (63.7% of employee’s health insurance premium).

Term:	One year, beginning on 1 May 2008 however the Term shall automatically be renewed on 1 May 2009 and thereafter on an annual basis unless terminated by either party giving to the other 60 days notice in writing.

Hours of Work	9 hours per day, no less than 2 and no more than 3 days per week, or a maximum of 24 hours per week.

Vacation	10 working days paid vacation each year, to be taken at times mutually convenient to the Employee and the Company.

Sick Leave	10 days paid sick leave during any period of 12 consecutive months

Severance:	In the event that the Employee’s employment is terminated by the Company without Cause or the Employee resigns his employment for Good Reason, subject to the Employee’s execution and non-revocation of a release in a form satisfactory to the Company, the Company shall pay the Employee severance in an amount equal to one week’s base salary for each completed twelve month period of his employment (up to a maximum of twelve weeks’ base salary) at the Employee’s then current base salary. The Employee will not be entitled to any severance in the event that the Employee’s employment with the Company is terminated for Cause or the Employee resigns without Good Reason.

Cause:	The Employee’s misconduct including the commission of a criminal offence (other than a minor road traffic offense) or a crime of moral turpitude, a willful commission of a material act of dishonesty involving the Company, a material breach (which breach is not promptly cured) of the Employee’s obligations under any agreement entered into between the Employee and the Company or any of its affiliates, willful failure to perform the Employee’s duties, the Employee’s material breach of the Company’s policies or procedures that is not reasonably curable in the Company’s reasonable discretion or any other willful misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity.

Good Reason:	The Employee’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Employee’s consent (i) a reduction in the Employee’s base salary or target bonus (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or Employee), or (ii) a requirement that the Employee be based anywhere other than Grand Cayman; provided, however, that no event shall constitute Good Reason unless the Employee has notified the Company in writing describing the event which constitutes Good Reason and then only if the Company fails to cure such event within thirty (30) days after the Company’s receipt of such written notice.

Confidentiality; Work Product	During the Employee’s employment with the Company and its subsidiaries and thereafter, the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and its affiliates, and the Employee will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Employee, alone or with others, while an employee of the Company and its subsidiaries which are related to the business of the Company or its affiliates shall be and become the sole property of the Company, and the Employee hereby assigns any and all rights therein or thereto to the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Employee or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

Non-Competition	While employed by the Company and its subsidiaries and for a period of 18 months thereafter (the “Restricted Period”), the Employee shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company and its affiliates; provided, that the Employee’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph. Nothing in this termsheet shall preclude the Employee from engaging in the ownership of businesses which are not engaged in or competitive with the businesses conducted by the Company and its affiliates provided such engagement does not adversely affect the Employee’s performance of his duties on behalf of the Company. During the Restricted Period, the Employee shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve months, a customer of the business conducted by the Company (or potential customer with whom the Company had initiated contact) or its affiliates.

Non-Solicitation	During the Restricted Period, the Employee shall not, directly or indirectly, employ, solicit for employment, or otherwise contract for or hire, the services of any individual who is then an employee of the Company or its affiliates or who was an employee of the Company and its affiliates within the previous twelve months. Further, during the Restricted Period, the Employee shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its affiliates to cease their relationship with the Company or any of its affiliates for any reason.

Governing Law/Forum of Dispute Resolution

This termsheet shall be governed by the laws of the Cayman Islands.

Notwithstanding the preceding paragraph, (i) the parties agree that the provisions relating to confidentiality, work product, non-competition, and non-solicitation (the “Covenants”) have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement, (ii) the Employee acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Employee, and are not injurious to the public, (iii) the Employee further acknowledges and agrees that the Employee’s breach of the provisions of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent the Employee from breaching such provisions by obtaining an injunction against the Employee, there is a reasonable probability of the Company’s eventual success on the merits, and (iv) the Employee consents and agrees that if the Employee commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

By signing below, the parties agree that this term sheet will be binding upon the parties with effect from 1 May 2008.

WRCA Distributor (Cayman) Ltd. Board of Directors Representative

/s/ James R. Tibbets	By:	/s/ J. Keith McKinnish
James R. Tibbetts		Name: J. Keith McKinnish

Date:          June 2008